Exhibit 10.1

Feb. 25, 2003
Tom Puccio
10 Venetian Way
Miami Beach Florida 33139

Dear Mr. Gott,

I hereby accept your offer to become a business consultant for SLS International, Inc. for a minimum period of one year from today's date, Feb. 25, 2003.

As a consultant for SLS I will introduce your company to my associates in the entertainment industry and help promote your products to this industry,

It is understood that I shall receive 150,000 shares of SITI Restricted 144 stock upon signing of this agreement and at the end of 6 months from this date an additional 150,000 shares of SITI Restricted 144 stock will be given to me as compensation providing I have added real qualified value to SLS equal to or in excess of the value (based on Feb. 25, 2003) of the first 150,000 shares.

I look forward to a successful relationship with SLS.

Sincerely,



Tom Puccio